Exhibit 99.1
Macquarie Group of Companies

Media Release

Macquarie Equipment Leasing Fund, LLC

RECENT TRANSACTION - INVESTMENTIN A PORTFOLIO OF COMMERCIAL JET AIRCRAFT ENGINES

BOSTON, August 24, 2010 - In accordance with the terms of its Operating Agreement, Macquarie Equipment Leasing Fund, LLC (“the Fund”) recently entered into a participation agreement with Macquarie Bank Limited and invested in a portfolio of eight commercial jet aircraft engines. The engines, purchased by a wholly owned member of the Macquarie Group Limited group of companies (“Macquarie Group”), are subject to leases of between 51 and 69 months to a major Australian commercial passenger airline. Six of the engines were manufactured by CFM International, Inc. (a joint venture between General Electric and SNECMA, a French Government owned engine manufacturer) for use on Boeing 737 New Generation aircraft, and two of the engines were manufactured by General Electric for use on the Embraer 190 and 195 aircraft. The engines have a remaining useful life of between approximately 15 and 30 years. The Fund paid a participation price of $6.5 million dollars to Macquarie, representing approximately 10% of the costs incurred to purchase the engines.

MELF is managed by Macquarie Asset Management Inc. (MAMI), a wholly owned Macquarie entity. The offering is being made only by means of a prospectus, copies of which may be obtained from Macquarie Capital (USA) Inc., the dealer-manager for the offering, at:

Macquarie Capital (USA) Inc.
125 West 55th Street, 22nd Floor
New York, NY 10019
(866-965-7622)

A registration statement relating to the limited liability company shares was declared effective by the Securities and Exchange Commission on June 19, 2010. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MAMI / Macquarie Group
Macquarie Asset Management Inc. (MAMI) is a part of Macquarie’s Corporate and Asset Finance Division, which employs over 600 employees located in North America, Europe, Asia and Australia / New Zealand.

Macquarie Group is a diversified international provider of banking, financial, leasing, advisory and investment services. Macquarie has assets under management of approximately $313 billion and operates in more than 70 locations across 28 countries (as of March 31, 2009).

For further information, please contact:
Stephen Yan Corporate Communications, Macquarie Group Tel: +1 212 231 1310 Email: stephen.yan@macquarie.com